Media Advertising Agreement

This Agreement (“The Agreement”) is made this 8 th day of Febuary 2011, by and between MJD Media LLC. located at 48 Wall Street, 11th Floor, New York, New York 10005 hereinafter sometimes referred to as Consultant and OncoVista Innovative Therapies, Inc. located at 14785 Omicron Drive, Suite 104 San Antonio, TX 78245-3222 hereinafter sometimes referred to as the Company.

WHEREAS, Consultant is a media company which specializes in assisting companies identify the proper media outlets which allow companies to disseminate information about their business plan. MJD Media LLC does not and will not promote said company. The Consultant is strictly a media agent for advertising.

WHEREAS, the Company, its subsidiaries, affiliates, directors, representatives and clients, collectively referred to as the Company, desires to have Consultant identify and arrange meeting(s) with advertising sources for OncoVista Innovative Therapies, Inc.

WHEREAS, the Company desires to retain Consultant for the purposes of consulting with the Company for potential sources of media in addition to making strategic advertising introductions.

WHEREAS, Consultant is willing to accept the Company as a client.

NOW THEREFORE, in consideration of the mutual covenants herein contained, it is agreed:

1.
ENGAGEMENT: OncoVista Innovative Therapies, Inc. hereby engages Consultant to perform media consulting services described in this Agreement, but subject to the further provisions of this Agreement. The Consultant agrees to have OncoVista Innovative Therapies, Inc. appear on Steve Crowley’s American Scene Radio show. This Agreement shall grant OncoVista Innovative Therapies, Inc. two fresh interviews each week and a daily profiling of OncoVista Innovative Therapies, Inc. for a period of 3 months. Furthermore the consultant will load the interviews on Moneychannel.tv website for all people to view along with all the radio archived interviews for OncoVista Innovative Therapies, Inc.

2.
CONSULTING SERVICES: Consist of the following: Consultant will introduce to the Company potential sources of media, marketing agreement(s) and/or other strategic alliances which may benefit the Company’s advertising.

3.	TIME OF PERFORMANCE: Services to be performed under this Agreement shall commence upon execution of this Agreement and shall continue until completion, which is expected to be May 9, 2011.

4.
COMPENSATION TO BE PAID BY THE COMPANY: The Company agrees to pay a fee to Consultant for the services described herein and pay for work performed on behalf of the Company in the form of cash and/or common stock as agreed by the parties. Said fees are payable as follows:

i.	$25,000 in cash at execution of this contract

5.
LIMITATION OF LIABILITY: If Consultant fails to perform its duties under the Agreement, its entire liability to the Company shall not exceed the amount of compensation Consultant has received from the Company. The company’s entire liability under this contract shall not exceed the payment in cash.

6.	CONFIDENTIALITY/NONDISCLOSURE/NON-CIRCUMVENTION:

i.
Until such time as the same may become publicly known, Consultant agrees that any information of a confidential nature will not be revealed or disclosed to any person or entity, except in the performance of this Agreement and upon written request of the Company all materials, original documentation provided by the Company will be returned to it;

7.
NOTICES: All notices hereunder shall be in writing and addressed to the party at the address herein set forth, or at such other address as to which notice pursuant to this section may be given, and shall be given by personal delivery, by certified mail, express mail, or national overnight courier services. Notices will be deemed given upon the earlier of the actual receipt or three (3) business days after being mailed or delivered to such courier service.

Notices shall be addressed to Consultant at:
MJD Media LLC
48 Wall Street, 11th Floor
New York, NY 10005

Notices shall be addressed to Company at:
OncoVista Innovative Therapies, Inc.
14785 Omicron Drive, Suite 104
San Antonio, TX 78245-3222

Any notices to be given hereunder will be effective if executed by and sent by the attorneys for the parties giving such notice, and in connection therewith the parties and their respective counsel agree that in giving such notice such counsel may communicate directly in writing with such parties to the extent necessary to giving such notice.

8.
SEPARABILITY: If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, such provision, to the extent invalid, illegal or unenforceable, and provided that such provision is not essential to the transaction provided for by this Agreement, shall not affect other provisions hereof, and the Agreement shall be construed as if such provision had been contained herein.

9.	MISCELLANEOUS:

i.	Governing Law: This Agreement shall be governed by the laws of the State of New York where Consultant resides and where Consultant has accepted this Agreement;

ii.	Currency: In all instances, references to dollars shall be deemed to be United States dollars;

iii.	Multiple Counterparts: This Agreement may be executed in multiple counterparts, each of which shall be deemed an original. It shall be necessary that each part execute each counterpart.

Executed as a sealed instrument as of the day and year first above written.

MJD Media LLC

By:
Alex Antonopoulos, Duly Authorized Signatory

OncoVista Innovative Therapies, Inc.

By:
Dr. Alexander L. Weis, Duly Authorized Signatory
Chairman, CEO & President